Exhibit 99.5

American Access Technologies, Inc.

Keystone Heights, Florida

www.aatk.com

Company Contact: Joe McGuire, Chief Financial Officer

(352) 473-6673/ jmcguire@aatk.com

American Access Technologies, Inc. Announces

$750,000 Investment Via A Private Placement

Keystone Heights, FL –October 6, 2004 – PRNewswire – FirstCall –American Access Technologies, Inc. (NASDAQ: AATK) is pleased to announce today that it has signed agreements with institutional investors to raise $753,200 to fund an upcoming capital equipment purchase.

The Company agreed to sell 407,136 shares of common stock to the investors in a Private Placement transaction for gross proceeds of $753,200, at a price of $1.85 per share. The 407,136 shares were priced at 99% of the average closing price of the common stock over the 15-day period prior to the execution of the contract. Under the terms of the transaction, the investors will also receive warrants to purchase an additional 150,000 common shares, exercisable at $2.30 per share for a period of five years. It is anticipated that the closing will be completed later this week. The Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares by the investors.

Joe McGuire, Chief Financial Officer, stated, “The proceeds from this private placement will enable our Company to undertake a further expansion of our manufacturing capabilities in 2005. We have earmarked the proceeds of this funding to purchase laser cutting equipment that should enable us to increase our manufacturing efficiencies and bring in new business. Going forward, we will continue to set goals that put us on the path of building long term value for our shareholders. In the immediate future, we will maintain our focus on our efforts to increase our revenues, control our expenses and continue our march to profitability.”

The shares being sold in the Private Placement transaction have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the absence of an effective registration or an applicable exemption from registration. Any offering of shares under the resale registration statement will be made only by prospectus. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.

About American Access Technologies, Inc.

American Access manufactures patented zone cabling and wireless enclosures that mount in ceilings, raised floors, and in custom furniture, for routing of telecommunications cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for initial network installation and facilitates moves, adds, changes and upgrades for the network installations of today and tomorrow. Its

Omega Metals subsidiary manufactures its proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and for U.S. government contractors.

News and product/service information are available at www.aatk.com.

Forward-looking statements

Note: This press release for American Access Technologies, Inc. contains forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding events, conditions and financial trends that may affect the Company’s future operating results and financial position. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, which are subject to various risks and uncertainties listed in the Company’s SEC filings. The forward-looking statements made herein are based on information presently available to the management of the company. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.